Exhibit 10.2

MEMORANDUM OF UNDERSTANDING

June 2, 2010

To: Viasalus, L.LC,

From: Dynamic NutraSystems, Inc

Viasalus, LLC will initially provide Dynamic NutraSystems with a sample shipment of 200 bottles of Viasalus at a price of $1.00 per bottle plus the cost of shipping. Following the initial shipment Viasalus will sell you 1,000 bottles of acne defense @$5.00 per bottle plus shipping in bulk to your destination for a total of $5,000.00 plus cost of shipping to your designated destination for the 1,000 bottles. Payment to our designated bank account by wire transfer must be made prior to shipment of merchandise. All reorders after the 1st order shall be a minimum of 1,000 bottles at $15.00 per bottle plus shipping. All orders must be paid by wire transfer prior to shipment to our designated bank. The minimum advertised selling price of acne defense shall be $59.95 per bottle plus cost of shipping. You must create your own website to advertise the sale of acne defense and said website cannot be used until you have received our approval of its content. All advertising and promotion of acne defense must receive our approval. Either party can cancel by giving 30 days' notice in writing. Viasalus shall have 1st right of refusal to buy back any unused inventory.

Agreed and Accepted by:

/s/Stanley Richards	/s/Donna L. Cashwell
Viasalus, LLC.	Dynamic NutraSystems, Inc.
Vice President